Exhibit (e)(17)
MERIDIAN GOLD COMPANY
NONQUALIFIED DEFERRED
COMPENSATION PLAN

MERIDIAN GOLD COMPANY
NONQUALIFIED DEFERRED
COMPENSATION PLAN
Table of Contents

I.	Purpose	1

II.	Definitions	1
	2.1 Accounts	1
	2.2 Beneficiary	1
	2.3 Board	1
	2.4 Cause	1
	2.5 Code	1
	2.6 Committee	2
	2.7 Compensation	2
	2.8 Effective Date	2
	2.9 Eligible Employee	2
	2.10 Employer	2
	2.11 Entry Date	2
	2.12 Participant	2
	2.13 Participant Enrollment and Election Form	2
	2.14 Plan	2
	2.15 Plan Year	2
	2.16 Qualified Plans	2
	2.17 Trust	2
	2.18 Trustee	2
	2.19 Valuation Date	2

III.	Eligibility and Participation	3
	3.1 Eligibility	3
	3.2 Participation	3

IV.	Contributions and Vesting	3
	4.1 Participant Contributions	3
	4.2 Employer Contributions	3
	4.3 Accounts	3
	4.4 Vesting	3
	4.5 Delivery of Contributions to Trustee	3

V.	Allocation of Funds	4
	5.1 Allocation of Earnings or Losses on Accounts	4
	5.2 Accounting for Distributions	4
	5.3 Interim Valuations	4
	5.4 Forfeitures	4

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VI.	Entitlement to Benefits	5
	6.1 Termination of Employment	5
	6.2 Hardship Distributions	5

VII.	Distribution of Benefits	5
	7.1 Amount	5
	7.2 Method of Payment	5
	7.3 Death Benefits	5

VIII.	Beneficiaries; Participant Data	6
	8.1 Designation of Beneficiaries	6
	8.2 Information to be Furnished by Participants and Beneficiaries; Inability to Locate Participants or Beneficiaries	6

IX.	The Trust	7
	9.1 Establishment of Trust	7

X.	Administration	7
	10.1 Administrative Authority	7
	10.2 Mutual Exclusion of Responsibility	8
	10.3 Litigation	8
	10.4 Payment of Administration Expenses	8
	10.5 Claims Procedure	8

XI.	Amendment	9
	11.1 Right to Amend	9
	11.2 Amendments to Ensure Proper Characterization of Plan	9

XII.	Termination	9
	12.1 Employer’s Right to Terminate or Suspend Plan	9
	12.2 Automatic Termination of Plan	9
	12.3 Suspension of Deferrals	9
	12.4 Allocation and Distribution	10
	12.5 Successor to Employer	10

XIII.	Miscellaneous	10
	13.1 Limitations on Liability of Employer	10
	13.2 Construction	10
	13.3 Spendthrift Provision	11

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MERIDIAN GOLD COMPANY
NONQUALIFIED DEFERRED
COMPENSATION PLAN
     Meridian Gold Company, a Delaware corporation (“Employer”) hereby adopts the Meridian Gold Company Nonqualified Deferred Compensation Plan pursuant to the terms and conditions of the following plan document.
I.
PURPOSE
     Employer establishes this Plan to provide deferred compensation for a select group of management and/or highly compensated executives in its employ. Employer intends for this Plan to result in the deferral of Participants’ federal income taxes attributable to the amounts payable to Participants until the amounts are actually received by the Participants. All provisions of this Plan shall be interpreted to conform to this primary objective, and any provision of this Plan, or any right or power granted to the Participants hereunder, which would otherwise result in the Participants or the Participants’ beneficiary being subject to federal income taxes on a greater portion of their deferred compensation than actually received, shall be null and void. The Plan is intended to be a top-hat plan (i.e., an unfunded, deferred compensation plan maintained for a select group of management or highly compensated employees) under §§ 201(2), 301(a)(3), and 401(a)(1) of the Employee Retirement Income Security Act of 1974 (“ERISA”).
II.
DEFINITIONS
     2.1 Accounts means the accounts maintained under this Plan for the benefit of the Participants.
     2.2 Beneficiary means any person or persons so designated by the Participant in accordance with Article VIII.
     2.3 Board means the Board of Directors of Employer.
     2.4 Cause means, in the reasonable determination of the Board or the Chief Executive Officer of the Employer, the Employer having “cause” to terminate a Participant’s employment or service with the Employer, as defined in any existing employment agreement between the Participant and Employer or, if the Participant’s employment is not governed by an employment agreement containing a definition of cause: (i) act or acts constituting a felony, or any crime involving as an element fraud or dishonesty, under federal or state law, (ii) dishonesty towards the Employer, (iii) fraud upon, or deliberate injury or attempted injury to the Employer, (iv) use of alcohol or illegal drugs interfering with the performance of the Participant’s obligations to the Employer, (v) commission of any wilful or intentional act which could reasonably be expected to injure the reputation, business or business relationships of the Employer or which tends to bring the Employer into disrepute, (vi) wilful failure to devote such time to the business and affairs of the Employer as may be required for the proper performance of the Participant’s duties, (vii) breach of any confidentiality agreement between the Participant and Employer, (viii) failure to follow the lawful instructions of a direct supervisor after notice and a reasonable opportunity to cure, or (ix) failure to substantially perform duties after notice and a reasonable opportunity to cure.
     2.5 Code means the Internal Revenue Code of 1986, as amended from time to time.

     2.6 Committee means the Committee appointed by Employer for the purpose of administering this Plan. The initial members of the Committee shall consist of Edward H. Colt and Melissa J. Barry.
     2.7 Compensation means the total cash remuneration paid by Employer to an Eligible Employee with respect to his or her service for Employer (as determined by Employer), excluding fringe benefits (cash and noncash), reimbursements or other expense allowances, moving expenses, deferred compensation, and welfare benefits.
     2.8 Effective Date means January 1, 2002.
     2.9 Eligible Employee means, for any Plan Year (or applicable portion thereof), a person employed by Employer who is (a) determined by Employer to be a member of a select group of management or highly compensated employees, and (b) designated by the Employer to be an Eligible Employee under the Plan. Eligible Employees shall be determined by Employer, in its sole and absolute discretion. Employer shall notify those individuals, if any, who will be Eligible Employees and of the date during the Plan Year on which the individual shall first become an Eligible Employee.
     2.10 Employer means Meridian Gold Company, a Delaware corporation, and its successors and assigns, and any other business entity that, with the consent of Meridian Gold Company, adopts the Plan for the benefit its employees.
     2.11 Entry Date with respect to an individual means the first day of the first Plan Year following the date on which the individual first becomes an Eligible Employee.
     2.12 Participant means any person so designated in accordance with the provisions of Article III, including, where appropriate according to the context of the Plan, any former employee who is or may become (or whose Beneficiaries may become) eligible to receive a benefit under the Plan.
     2.13 Participant Enrollment and Election Form means the form on which a Participant may elect to defer a portion of his or her compensation, if any, pursuant to paragraph 4.1 below, and on which the Participant makes certain other designations as required thereon.
     2.14 Plan means this Meridian Gold Company Nonqualified Deferred Compensation Plan, as amended from time to time.
     2.15 Plan Year means the twelve (12) month period ending on the December 31 of each year during which the Plan is in effect.
     2.16 Qualified Plan means the Meridian Gold Company Employees Retirement Plan as amended from time to time.
     2.17 Trust means the trust established pursuant to this Plan.
     2.18 Trustee means the trustee named in the agreement establishing the Trust and such successor and/or additional trustees as may be named pursuant to the terms of the agreement establishing the Trust.
     2.19 Valuation Date means the December 31 of each Plan Year and any other date that the Committee designates as a Valuation Date.

III.
ELIGIBILITY AND PARTICIPATION
     3.1 Eligibility. The Employer, in its sole and absolute discretion, shall determine eligibility for this Plan. Without limiting the generality of the foregoing, Eligible Employees shall be limited to members of a select group of management or highly compensated employees of Employer.
     3.2 Participation. Eligible Employees shall become Participants on the first Entry Date occurring after the date on which (a) the Employer notifies him or her that he or she has become an Eligible Employee, (b) he or she has completed and delivered to the Committee the Participant Enrollment and Election Form. The Committee shall deliver the Participant’s Enrollment and Election Form to him or her at the time it notifies him or her of his or her eligibility to participate in the Plan.
IV.
CONTRIBUTIONS AND VESTING
     4.1 Participant Contributions. In accordance with rules established by the Employer and administered by the Committee, a Participant may elect to defer a specific dollar amount or percentage of his or her compensation, including a bonus, if any, that may be paid to the Participant in the following Plan Year. Amounts so deferred will be considered a Participant’s “Compensation Reduction Contributions.” A Participant shall make such election with respect to a coming Plan Year, during the period beginning on September 1 and ending on November 30 of the prior Plan Year, or during such other period established by the Committee. Notwithstanding the preceding, for the first year of the Plan, a Participant may make such election on or before December 31, 2001. Compensation Reduction Contributions shall be made by the Participant on the Participant Enrollment and Election Form provided by the Committee to the Participant. Once made, a Compensation Reduction Election shall continue in force indefinitely, until changed by the Participant on a subsequent Participant Enrollment and Election Form. Compensation Reduction Contributions shall be deducted by the Employer from the Compensation of a Participant, and shall be delivered to the Trustee of the Trust established pursuant to the terms of this Plan and identified in paragraph 9.1 below, and the amount of the Compensation Reduction Contribution shall be credited to a Compensation Reduction Account maintained by the Employer for the benefit of the Participant.
     4.2 Employer Contributions. For each Plan Year, the Employer may contribute to the Trust an amount for the benefit of the Participant that the Employer determines, in its sole and absolute discretion.
     4.3 Accounts. The Committee shall maintain on the books of the Employer for the benefit of each Participant an Account. Each Account shall have subaccounts: (a) a Participant Compensation Reduction Contribution Account, (b) an Employer Contribution Account. The Participant’s Compensation Reduction Contribution Account shall be the account on the books of Employer to which a Participant’s Compensation Reduction Contributions under paragraph 4.1, together with earnings thereon, are credited. The Employer Contribution Account shall be the account on the books of the Employer to which the Employer Contributions under paragraph 4.2, together with earnings thereon, are credited.

     4.4 Vesting. A Participant shall always be one hundred percent (100%) vested in amounts credited to his or her Compensation Reduction Contribution Account. With regard to Employer Contributions, a Participant will always have the same vesting percentage in his or her Employer Contribution Account as that vesting percentage exists under the Employer Qualified Plan.
     4.5 Delivery of Contributions to Trustee. The Participant Compensation Reduction Contributions and Employer Contributions will be delivered by the Employer to the Trustee of the Trust with reasonable promptness after the total of such contributions during any month or other period has been determined and received by Employer.
V.
ALLOCATION OF FUNDS
     5.1 Allocation of Earnings or Losses on Accounts. The Committee shall direct the Trustee as to the investment of the contributions made to the Trust. The Trustee shall provide written notification to the Committee of the investment performance of the Trust, not less frequently than quarterly. A participant’s Account will be increased or decreased, as the case may be, by the income, gains, and losses, both realized and unrealized, affecting his or her Account.
     5.2 Accounting for Distributions. As of the date of any distribution hereunder, the distribution to a Participant or to his or her Beneficiary or Beneficiaries shall be charged to such Participant’s Account.
     5.3 Interim Valuations. If it is determined by the Committee that the value of the Trust as of any date on which distributions are to be made differs materially from the value of the Trust on the prior Valuation Date upon which the distribution is to be based, the Committee, in its discretion, shall have the right to designate any date in the interim as a Valuation Date for the purpose of revaluing the Trust so that the Account from which the distribution is being made will, prior to the distribution, reflect its share of such material difference in value.
     5.4 Forfeitures. Forfeitures of nonvested balances of Participants’ Accounts may be used by the Employer to reduce future contributions or returned to the Employer, as determined by the Employer, in its sole and absolute discretion.
VI.
ENTITLEMENT TO BENEFITS
     6.1 Termination of Employment. If a Participant terminates employment with the Employer for any reason other than for “Cause,” then the Participant’s vested Plan Account at the date of termination shall be valued and payable according to the provisions of Article VII. If a Participant is terminated for “Cause,” as defined in paragraph 2.4 above, then the Participant’s Employer Contribution Account, vested and nonvested, shall be forfeited and allocated pursuant to paragraph 5.4 above. Upon a Participant’s termination for “Cause,” his or her Compensation Reduction Contribution Account shall not be forfeited; rather, the Participant’s Compensation Reduction Contribution Account, valued as of the date of the Participant’s termination, shall be distributed to the Participant as soon as reasonably practicable, in a lump sum.
     6.2 Hardship Distributions. In the event of financial hardship of the Participant, as hereinafter defined, the Participant may apply to the Committee for the distribution of all or any part of his or her Account. The Committee shall consider the circumstances of each such case and the best interests of the Participant and his or her family and shall have the right, in its sole discretion, to allow such distribution, or, if applicable, to direct a distribution of part of the amount requested or to refuse to allow any distribution. Upon a finding of financial hardship, the Committee shall instruct the Trustee to make the appropriate distribution to the Participant from amounts contributed to the Trust by the Committee in respect of the Participant’s Account. In no event shall the aggregate amount of the distribution exceed either the full value of the Participant’s Account or the amount determined by the Committee to be necessary to alleviate the Participant’s financial hardship (which financial hardship may be considered to include any taxes due because of the distribution occurring because of this Section), and that is not reasonably available from other resources of the Participant. For purposes of this Section, the value of the Participant’s Account shall be determined as of the date of the distribution. Financial hardship means (a) a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or of a dependent (as defined in Code § 152(a)) of the Participant, (b) loss of the Participant’s property due to casualty, or (c) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, each as determined to exist by the Committee.
VII.
DISTRIBUTION OF BENEFITS
     7.1 Amount. A Participant (or his or her Beneficiary) shall become entitled to receive, on or about the date of the Participant’s termination of employment with the Employer, a distribution in an aggregate amount equal to the Participant’s vested Account. Notwithstanding the preceding, if a Participant’s employment with Employer is terminated for Cause, then the Participant’s Account shall be distributed or forfeited pursuant to paragraph 6.1 above.
     7.2 Method of Payment.
          (a) Cash Payments. All payments under the Plan shall be made in cash.
          (b) Timing and Manner of Payment. Prior to his or her termination of employment, a Participant may select the time and manner of payment of his or her benefits hereunder. Prior to termination of employment, the Participant may alter or amend his or her election. However, after termination of employment, the election becomes irrevocable. The Participant may elect that his or her Account be paid in either (i) a lump sum, (ii) annual installments over a period selected by the Participant, which period may not exceed ten (10) years, or (iii) in the form of an annuity for the life of the Participant (or the joint lives of the Participant and his or her spouse) of actuarially equivalent value to the Participant. If a Participant fails to designate properly the manner of payment of the Participant’s benefit under the Plan, such payment will be in a lump sum on or about the date of the Participant’s termination of employment, or as soon as reasonably practicable thereafter.
          If the whole or any part of a payment hereunder is to be in installments, the total to be so paid shall continue to be invested under such procedures as the Committee may establish, in which case, any income, gain, or loss attributable thereto shall be reflected in the installment payments, in such reasonable manner as the Committee shall determine.
     7.3 Death Benefits. If a Participant dies before terminating his or her employment with the Employer and before the commencement of payments to the Participant hereunder, the entire value of the Participant’s Account shall be paid, as provided in paragraph 7.2, to the person or persons designated in accordance with paragraph 8.1.

     Upon the death of a Participant after payments hereunder have begun but before he or she has received all payments to which he or she is entitled under the Plan, the remaining benefit payments shall be paid to the person or persons designated in accordance with paragraph 8.1, in the manner in which such benefits were payable to the Participant, unless the Committee, in its sole and absolute discretion, allows the Beneficiary to select a more rapid form or schedule of distribution.
VIII.
BENEFICIARIES; PARTICIPANT DATA
     8.1 Designation of Beneficiaries. Each Participant from time to time may designate any person or persons (who may be named contingently or successively) to receive such benefits as may be payable under the Plan upon or after the Participant’s death, and such designation may be changed from time to time by the Participant by filing a new designation. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Employer, and will be effective only when filed in writing with the Employer during the Participant’s lifetime.
     In the absence of a valid Beneficiary designation, or if, at the time any benefit payment is due to a Beneficiary, there is no living Beneficiary validly named by the Participant, the Employer shall pay any such benefit payment to the Participant’s spouse, but, if none, to the Participant’s estate. In determining the existence or identity of anyone entitled to a benefit payment, the Employer may rely conclusively upon information supplied by the Participant’s personal representative, executor, or administrator. If a question arises as to the existence or identity of anyone entitled to receive a benefit payment as aforesaid, or if a dispute arises with respect to any such payment, then, notwithstanding the foregoing, the Employer, in its sole discretion, may distribute such payment to the Participant’s estate without liability for any tax or other consequences that might flow therefrom or may take such other action as the Employer deems to be appropriate.
     8.2 Information to be Furnished by Participants and Beneficiaries; Inability to Locate Participants or Beneficiaries. Any communication, statement, or notice addressed to a Participant or to a Beneficiary at his or her last post office address as shown on the Employer’s records shall be binding on the Participant or Beneficiary for all purposes of the Plan. The Employer shall not be obliged to search for any Participant or Beneficiary beyond the sending of a registered letter to such last known address. If the Employer notifies any Participant or Beneficiary that he or she is entitled to an amount under the Plan and the Participant or Beneficiary fails to claim such amount or make his or her location known to the Employer within three (3) years thereafter, then except as otherwise required by law, if the location of one or more of the next of kin of the Participant is known to the Employer, the Employer may direct distribution of such amount to any one or more or all of such next of kin, and in such proportions as the Employer determines. If the location of none of the foregoing persons can be determined, the Employer shall have the right to direct that the amount payable shall be deemed to be a forfeiture, except that the dollar amount of the forfeiture, unadjusted for deemed gains or losses in the interim, shall be paid by the Employer if a claim for the benefit subsequently is made by the Participant or the Beneficiary to whom it was payable. If a benefit payable to an unlocated Participant or Beneficiary is subject to escheat pursuant to applicable state law, the Employer shall not be liable to any person for any payment made in accordance with such law.

IX.
THE TRUST
     9.1 Establishment of Trust. The Employer shall establish the Trust with the Trustee, pursuant to such terms and conditions as are set forth in the Trust Agreement to be entered into between the Employer and the Trustee. The Trust is intended to be treated as a grantor trust under the Code, qualify as a “rabbi trust” pursuant to Revenue Procedure 92-64, and the establishment of the Trust is not intended to cause Participants to realize current income on amounts contributed thereto, and the Trust shall be so interpreted.
X.
ADMINISTRATION
     10.1 Administrative Authority. Except as otherwise specifically provided herein, the Committee shall have the sole responsibility for and the sole control of the operation and administration of the Plan and shall have the power and authority to take all action and to make all decisions and interpretations that may be necessary or appropriate in order to administer and operate the Plan, including, without limiting the generality of the foregoing, the power, duty, and responsibility to:
          (a) Resolve and determine all disputes or questions arising under the Plan, including the power to determine the rights of Eligible Employees, Participants, and Beneficiaries, and their respective benefits, and to remedy any ambiguities, inconsistencies, or omissions in the Plan.
          (b) Adopt such rules of procedure and regulations as in its opinion may be necessary for the proper and efficient administration of the Plan and as are consistent with the Plan.
          (c) Implement the Plan in accordance with its terms and the rules and regulations adopted as above.
          (d) Make determinations concerning the crediting and distribution of Plan Accounts.
          (e) To make investment decisions and modify investment policies and programs for the Plan, including, but not limited to, allowing Participants to make suggestions to the Committee as to the investment of the Participant’s respective Account. However, the Committee is under no obligation to invest the Participant’s Account in the manner requested/suggested by the Participant.
          (f) To authorize all disbursements by the Trustee from the Trust;
          (g) To compute and certify to the Trustee the benefits payable to the Participants;
          (h) To appoint any persons or firms, or otherwise act to secure specialized advice or assistance, as it deems necessary or desirable in connection with the administration and operation of the Plan, and the Committee and the Employer shall be entitled to rely conclusively upon, and shall be fully protected in any action or omission taken by it in good faith reliance upon, the advice or opinion of such firms or persons.

     Notwithstanding the above, no Committee member shall be involved in the making of any decision affecting him or her, in his or her capacity as a Participant under this Plan.
     10.2 Mutual Exclusion of Responsibility. Neither the Trustee nor the Employer shall be obligated to inquire into or be responsible for any act or failure to act, or the authority therefor, on the part of the other.
     10.3 Litigation. All questions regarding an interpretation, application, and administration of the Plan, and the Employer’s and/or Committee’s determination of any question regarding its administration shall be final and shall not be subject to de novo review in any court proceeding, arbitration, or other proceedings, unless it is arbitrary and capricious. Except as may be otherwise required by law, in any action or judicial proceeding affecting the Plan, no Participant or Beneficiary shall be entitled to any notice or service of process, and any final judgment entered in such action shall be binding on all persons interested in, or claiming under, the Plan.
     10.4 Payment of Administration Expenses. All expenses incurred in the administration and operation of the Plan and the Trust, including any taxes payable by the Employer in respect of the Plan or Trust or payable by or from the Trust pursuant to its terms, shall be paid by the Employer.
     10.5 Claims Procedure. Any person claiming a benefit under the Plan (“Claimant”) shall present the claim, in writing, to the Committee, and the Committee shall respond in writing. If the claim is denied, the written notice of denial shall state, in a manner calculated to be understood by the Claimant:
          (a) The specific reason or reasons for the denial, with specific references to the Plan provisions on which the denial is based;
          (b) A description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation of why such material or information is necessary; and
          (c) An explanation of the Plan’s claims review procedure.
          The written notice denying or granting the Claimant’s claim shall be provided to the Claimant within ninety (90) days after the Committee’s receipt of the claim, unless special circumstances require an extension of time for processing the claim. If such an extension is required, written notice for the extension shall be furnished by the Committee to the Claimant within the initial ninety (90) day period and in no event shall such an extension exceed a period of ninety (90) days from the end of the initial ninety (90) day period. Any extension notice shall indicate the special circumstance requiring the extension and the date on which the Committee expects to render a decision on the claim. Any claim not granted or denied within the period noted above shall be deemed to have been denied.
          Any claimant whose claim is denied or deemed to have been denied under the preceding sentence (or such Claimant’s authorized representative) may, within sixty (60) days after the Claimant’s receipt of notice of the denial or after the date of the deemed denial, request a review of the denial by notice given, in writing, to the Committee. Upon such a request for review, the claim shall be reviewed by the Committee (or its designated representative), which may, but shall not be required to, grant the Claimant a hearing. In connection with the review, the Claimant may have representation, may examine pertinent documents, and may submit issues and comments in writing.

          The decision on review normally shall be made within sixty (60) days of the Committee’s receipt of the request for review. If an extension of time is required due to special circumstances, the Claimant shall be notified, in writing, by the Committee, and the time limit for the decision on review shall be extended to one hundred twenty (120) days. The decision on review shall be in writing and shall state, in a manner calculated to be understood by the Claimant, the specific reasons for the decision and shall include references to the relevant Plan provisions on which the decision is based. The written decision on review shall be given to the Claimant within the sixty (60) day (or, if applicable, the one hundred twenty (120) day) time limit discussed above. If the decision on review is not communicated to the Claimant within the sixty (60) day (or, if applicable, the one hundred twenty (120) day) period discussed above, the claim shall be deemed to have been denied upon review. All decisions on review shall be final and binding with respect to all concerned parties. As noted in paragraph 10.3 above, the determinations made by the Committee shall be final and binding and shall not be subject to de novo review in any court proceeding, arbitration, or other proceedings, unless the Committee’s decision is arbitrary and capricious.
XI.
AMENDMENT
     11.1 Right to Amend. The Employer, by written instrument executed by the Employer, shall have the right to amend the Plan, at any time and with respect to any provisions hereof, and all parties hereto or claiming any interest hereunder shall be bound by such amendment; provided, however, that no such amendment shall deprive a Participant or a Beneficiary of a right accrued hereunder prior to the date of the amendment.
     11.2 Amendments to Ensure Proper Characterization of Plan. Notwithstanding the provisions of Section 11.1, the Plan and the Trust agreement may be amended by the Employer at any time, retroactively if required, if found necessary, in the opinion of the Employer, in order to ensure that the Plan is characterized as a top-hat plan of deferred compensation maintained for a select group of management or highly compensated employees as described under ERISA Sections 201(2), 301(a)(3), and 401(a)(1) and to conform the Plan to the provisions and requirements of any applicable law (including ERISA and the Code). No such amendment shall be considered prejudicial to any interest of a Participant or a Beneficiary hereunder.
XII.
TERMINATION
     12.1 Employer’s Right to Terminate or Suspend Plan. The Employer reserves the right, at any time, to terminate the Plan and/or its obligation, if any, to make further contributions to the Plan. The Employer also reserves the right, at any time, to suspend the operation of the Plan for a fixed or indeterminate period of time.
     12.2 Automatic Termination of Plan. The Plan, but not the Trust, automatically shall terminate upon the dissolution of the Employer or upon its merger into or consolidation with any other corporation or business organization if there is a failure by the surviving corporation or business organization to adopt specifically and agree to continue the Plan.
     12.3 Suspension of Deferrals. In the event of a suspension of the Plan, the Employer shall continue all aspects of the Plan, other than Compensation Reduction Contributions and Employer Contributions under paragraphs 4.1 and 4.2 during the period of the suspension, in which event payments hereunder will continue to be made during the period of the suspension in accordance with articles VI. and VII.
     12.4 Allocation and Distribution. This paragraph 12.4 shall become operative upon a complete termination of the Plan. The provisions of this paragraph 12.4 also shall become operative in the event of a partial termination of the Plan, as determined by the Employer, but only with respect to that portion of the Plan attributable to the Participants to whom the partial termination is applicable. Upon the effective date of any such event, notwithstanding any other provisions of the Plan, (i) no persons who were not theretofore Participants shall be eligible to become Participants, and (ii) the value of the interest of all Participants and Beneficiaries shall be determined and paid to them as soon as is practicable after such termination.
     12.5 Successor to Employer. Any corporation or other business organization that is a successor to the Employer by reason of a consolidation, merger, or purchase of substantially all of the assets of the Employer shall have the right to become a party to the Plan by adopting the same by resolution of the entity’s board of directors or other appropriate governing body. If, within ninety (90) days from the effective date of such consolidation, merger, or sale of assets, such new entity does not become a party hereto, as above provided, the Plan automatically shall be terminated, and the provisions of paragraph 12.4 shall become operative.
XIII.
MISCELLANEOUS
     13.1 Limitations on Liability of Employer. Neither the establishment of the Plan or any modification thereof, nor the creation of any Account under the Plan, nor the payment of any benefits under the Plan shall be construed as giving to any Participant or other person any legal or equitable right against the Committee, the Employer, or any officer or employee thereof, except as provided by law or by any Plan provision. Neither the Committee nor the Employer guarantees any Participant’s Account from loss or depreciation, whether caused by poor investment performance of an investment or for any other reason. In no event shall the Committee, the Employer, or any successor, employee, officer, director, or stockholder of the Employer, be liable to any person on account of any claim arising by reason of the provisions of the Plan or of any instrument or instruments implementing its provisions, or for the failure of any Participant, Beneficiary, or other person to be entitled to any particular tax consequences with respect to the Plan, or any credit or distribution hereunder.
     13.2 Construction. If any provision of the Plan is held to be illegal or void, such illegality or invalidity shall not affect the remaining provisions of the Plan, but shall be fully severable, and the Plan shall be construed and enforced as if said illegal or invalid provision had never been inserted herein. For all purposes of the Plan, where the context admits, the singular shall include the plural, and the plural shall include the singular. Headings of articles and paragraphs herein are inserted only for convenience of reference and are not to be considered in the construction of the Plan. The laws of the State of Nevada shall govern, control, and determine all questions of law arising with respect to the Plan and the interpretation and validity of its respective provisions, except where those laws are preempted by the laws of the United States. Participation under the Plan will not give any Participant the right to be retained in the service of the Employer nor any right or claim to any benefit under the Plan unless such right or claim has specifically accrued hereunder.
          Participants and their beneficiaries shall have no preferred claim on, or any beneficial ownership in, any assets under the Plan or the Trust Agreement created under the Plan. Any rights created under the Plan and the related Trust Agreement shall be mere unsecured contractual rights of Plan Participants and their beneficiaries. The Plan intended to be and at all times shall be interpreted and administered so as to qualify as an unfunded deferred compensation plan, and no provision of the Plan shall be interpreted so as to give any individual any right in any assets of the Employer which right is greater than the right of a general unsecured creditor of the Employer.
     13.3 Spendthrift Provision. No amount payable to a Participant or a Beneficiary under the Plan will, except as otherwise specifically provided by law, be subject in any manner to anticipation, alienation, attachment, garnishment, sale, transfer, assignment (either at law or in equity), levy, execution, pledge, encumbrance, charge, or any other legal or equitable process, and any attempt to do so will be void; nor will any benefit be in any manner liable for or subject to the debts, contracts, liabilities, engagements, or torts of the person entitled thereto. Further, the withholding of taxes from Plan benefit payments; the recovery under the Plan of overpayments of benefits previously made to a Participant or Beneficiary; if applicable, the transfer of benefit rights from the Plan to another plan; or the direct deposit of benefit payments to an account in a banking institution (if not actually part of an arrangement constituting an assignment or alienation) shall not be construed as an assignment or alienation.
          In the event that any Participant’s or Beneficiary’s benefits hereunder are garnished or attached by order of any court, the Employer may bring an action or a declaratory judgment in a court of competent jurisdiction to determine the proper recipient of the benefits to be paid under the Plan. During the pendency of said action, any benefits that become payable shall be held as credits to the Participant’s or Beneficiary’s Account or, if the Employer prefers, paid to the court as they become payable, to be distributed by the court to the recipient as the court deems proper at the close of said action.

MERIDIAN GOLD COMPANY
Dated: 12-31-01	By	/s/ Edward H. Colt
Edward H. Colt, Vice President and
Chief Financial Officer

COMMITTEE:
Dated: 12-31-01	By	/s/ Edward H. Colt
Edward H. Colt

Dated: 12/31/01	By	/s/ Melissa J. Barry
Melissa J. Barry

WALTHER, KEY, MAUPIN, OATS, COX & LEGOY, ATTORNEYS AT LAW, RENO, NEVADA

TRUST AGREEMENT UNDER MERIDIAN GOLD COMPANY
NONQUALIFIED DEFERRED COMPENSATION PLAN
     This Agreement made this 31st day of December, 2001, by and between Meridian Gold Company, a Delaware corporation (“Employer”) and Melissa J. Barry and Edward H. Colt, (“Trustee”);
     (a) WHEREAS, Employer has adopted the Meridian Gold Company Nonqualified Deferred Compensation Plan, a nonqualified deferred compensation Plan of this same date.
     (b) WHEREAS, Employer has incurred or expects to incur liability under the terms of such Plan with respect to the individuals participating in such Plan;
     (c) WHEREAS, Employer wishes to establish a trust (hereinafter called “Trust”) and to contribute to the Trust assets that shall be held therein, subject to the claims of Employer’s creditors in the event of Employer’s insolvency, as herein defined, until paid to Plan participants and their beneficiaries in such manner and at such times as specified in the Plan;
     (d) WHEREAS, it is the intention of the parties that this Trust shall constitute an unfunded arrangement and shall not affect the status of the Plan as an unfunded plan maintained for the purpose of providing deferred compensation for a select group of management with highly compensated employees of Employer.
     (e) WHEREAS, it is the intention of Employer to make contributions to the Trust to provide itself with a source of funds to assist it in the meeting of its liabilities under the Plan;
     NOW, THEREFORE, the parties do hereby establish the Trust and agree that the Trust shall be comprised, held and disposed of as follows:
SECTION 1
ESTABLISHMENT OF TRUST
     (a) Employer will deposit with Trustee such sums as will be determined by Employer and/or deferred by Participants, which shall become the principal of the Trust to be held, administered and disposed of by Trustee as provided in this Trust Agreement.
     (b) The Trust hereby established shall be revocable.
     (c) The Trust is intended to be a grantor trust, of which Employer is the grantor, within the meaning of subpart E, part I, subchapter J, chapter 1 subtitle A of the Internal Revenue Code of 1986, as amended, and shall be construed accordingly.
     (d) The principal of the Trust, and any earnings thereon shall be held separate and apart from other funds of Employer and shall be used exclusively for the uses and purposes of Plan participants and general creditors as herein set forth. Plan participants and their beneficiaries shall have no preferred claim on, or any beneficial ownership interest in, any assets of the Trust. Any rights created under the Plan and this Trust Agreement shall be mere unsecured contractual rights of Plan participants and their beneficiaries against Employer. Any assets held by the Trust will be subject to the claims of Employer’s general creditors under federal and state law in the event of Insolvency, as defined in Section 3(a) herein.
     (e) Employer, in its sole discretion, may at any time, or from time to time, make additional deposits of cash or other property in trust with Trustee to augment the principal to be held,

administered and disposed of by Trustee as provided in this Trust Agreement. Neither Trustee nor any Plan participant or beneficiary shall have any right to compel such additional deposits.
SECTION 2
PAYMENTS TO PLAN PARTICIPANTS AND THEIR BENEFICIARIES
     (a) Employer shall deliver to Trustee a schedule (the “Payment Schedule”) that indicates the amounts payable in respect of each Plan participant (and his or her beneficiaries), that provides a formula or other instructions acceptable to Trustee for determining the amounts so payable, the form in which such amount is to be paid (as provided for or available under the Plan), and the time of commencement for payment of such amounts. Except as otherwise provided herein, Trustee shall make payments to the Plan participants and their beneficiaries in accordance with such Payment Schedule. The Trustee shall make provision for the reporting and withholding of any federal, state or local taxes that may be required to be withheld with respect to the payment of benefits pursuant to the terms of the Plan and shall pay amounts withheld to the appropriate taxing authorities or determine that such amounts have been reported, withheld and paid by Employer.
     (b) The entitlement of a Plan participant or his or her beneficiaries to benefits under the Plan shall be determined by Employer or such party as it shall designate under the Plan, and any claim for such benefits shall be considered and reviewed under the procedures set out in the Plan.
     (c) Employer may make payment of benefits directly to Plan participants or their beneficiaries as they become due under the terms of the Plan. Employer shall notify Trustee of its decision to make payment of benefits directly prior to the time amounts are payable to participants or their beneficiaries. In addition, if the principal of the Trust, and any earnings thereon, are not sufficient to make payments of benefits in accordance with the terms of the Plan, Employer shall make the balance of each such payment as it falls due. Trustee shall notify Employer where principal and earnings are not sufficient.
SECTION 3
TRUSTEE RESPONSIBILITY REGARDING PAYMENTS TO TRUST
BENEFICIARY WHEN EMPLOYER IS INSOLVENT
     (a) Trustee shall cease payment of benefits to Plan participants and their beneficiaries if the Employer is Insolvent. Employer shall be considered “Insolvent” for purposes of this Trust Agreement if (i) Employer is unable to pay its debts as they become due, or (ii) Employer is subject to a pending proceeding as a debtor under the United States Bankruptcy Code.
     (b) At all times during the continuance of this Trust, as provided in Section 1(d) hereof, the principal and income of the Trust shall be subject to claims of general creditors of Employer under federal and state law as set forth below.
          (1) The Board of Directors and the Chief Executive Officer of Employer shall have the duty to inform Trustee in writing of Employer’s Insolvency. If a person claiming to be a creditor of Employer alleges in writing to Trustee that Employer has become Insolvent, Trustee shall determine whether Employer is Insolvent and, pending such determination, Trustee shall discontinue payment of benefits to Plan participants or their beneficiaries.
          (2) Unless Trustee has actual knowledge of Employer’s Insolvency, or has received notice from Employer or a person claiming to be a creditor alleging that Employer is

Insolvent, Trustee shall have no duty to inquire whether Employer is Insolvent. Trustee may in all events rely on such evidence concerning Employer’s solvency as may be furnished to Trustee and that provides Trustee with a reasonable basis for making a determination concerning Employer’s solvency.
          (3) If at any time Trustee has determined that Employer is Insolvent, Trustee shall discontinue payments to Plan participants or their beneficiaries and shall hold the assets of the Trust for the benefit of Employer’s general creditors. Nothing in this Trust Agreement shall in any way diminish any rights of Plan participants or their beneficiaries to pursue their rights as general creditors of Employer with respect to benefits due under the Plan or otherwise.
          (4) Trustee shall resume the payment of benefits to Plan participants or their beneficiaries in accordance with Section 2 of this Trust Agreement only after Trustee has determined that Employer is not Insolvent (or is no longer Insolvent).
     (c) Provided that there are sufficient assets, if Trustee discontinues the payment of benefits from the Trust pursuant to Section 3(b) hereof and subsequently resumes such payments, the first payment following such discontinuance shall include the aggregate amount of all payments due to Plan participants or their beneficiaries under the terms of the Plan for the period of such discontinuance, less the aggregate amount of any payments made to Plan participants or their beneficiaries by Employer in lieu of the payments provided for hereunder during any such period of discontinuance.
SECTION 4
INVESTMENT AUTHORITY
     The Employer, or the Committee appointed by the Employer, shall direct the Trustee as to the investments of the Trust. Within this limitation, the Trustee may invest in securities (including stock or rights to acquire stock) or obligations issued by Employer. All rights associated with assets of the Trust shall be exercised by Trustee or the person designated by Trustee, and shall in no event be exercisable by or rest with Plan participants.
     Except as otherwise provided in this Trust Agreement, the Trustee shall have the following investment authority:
          1. To invest and reinvest funds in every kind of property, real, personal, or mixed, and every kind of investment, specifically including, but not limited to, corporate obligations of every kind, stocks, preferred or common, shares of investment trusts, investment companies, and mutual funds in acquiring, investing, reinvesting, exchanging, retaining, selling, and managing the property of the trust estate, the Trustee shall exercise the judgment and care under the circumstances then prevailing that persons of prudence, discretion, and intelligence exercise in the management of their own affairs, not in regard to speculation, but in regard to the permanent disposition of their money, considering the probable income as well as the probable safety of their capital. The Trustee is authorized to invest and reinvest the trust estate pursuant to the foregoing, as persons of prudence, discretion, and intelligence acquire for their own account. The investments of the Trust shall be diversified so as to minimize the risk of large losses, unless under the circumstances it is clearly prudent not to do so.
          2. To have all the rights, powers and privileges of an owner with respect to the securities held in the Trust, including, but not limited to, the power to vote, give proxies, and pay assessments; to participate in voting trusts, pooling agreements, foreclosures, reorganizations, consolidations, mergers, and liquidations, and incident to such participation to deposit securities with and transfer title to any protective or other committee on such terms as the Trustee may consider advisable; and to exercise or sell stock subscriptions or conversion rights.
          3. To hold securities or other property in the Trustee’s name as Trustee under this Trust, or in the Trustee’s own name, or in the name of a nominee, or the Trustee may hold securities unregistered in such condition that ownership will pass.
          4. To manage, control, grant options on, sell (for cash or on deferred payments), convey, exchange, partition, divide, improve, and repair Trust property.
          5. To lease Trust property for terms within or beyond the term of the Trust for any purpose, including exploration for the removal of gas, oil and other minerals; and to enter into community oil leases, pooling, and unitization agreements.
          6. To lend money to any person, provided that any such loan shall be adequately secured and shall bear a reasonable rate of interest.
          7. To purchase property at a price not in excess of its fair market value.
          8. To borrow money, and to encumber Trust property by mortgage, deed of trust, pledge, or otherwise.
          9. To commence or defend, at the expense of the Trust, such litigation with respect to the Trust or any property of the Trust as the Trustee may consider advisable and to compromise or otherwise adjust any claims or litigation against or in favor of the Trust.
          10. To carry insurance of such kinds and in such amounts as the Trustee considers advisable, at the expense of the Trust, to protect the Trust and the Trustee personally against any hazard; provided, however, that any insurance policies which insure against liability or losses resulting from the acts or omissions of the Trustee must permit recourse by the insurer against the Trustee in the case of breach of a fiduciary obligation by the Trustee. This limitation shall not apply to any insurance policies the premiums on which are paid entirely by the Employer without any part being directly or indirectly charged to or against the Trust.
          11. To hold unregistered, without liability for interest thereon, any moneys in any bank, including any banking department of any Trustee, or in any insured savings and loan association or company.
          12. The investments of the Trust shall be made by the Trustee without distinction between principal and income.
          13. To retain in cash as much of the Trust as the Trustee may consider advisable to satisfy the liquidity needs of the Plan and to invest all or any part of the assets of the Trust in deposits which bear a reasonable rate of interest in a bank or similar financial institution supervised by the United States or by any State, including deposits in any bank or similar financial institution which is acting as Trustee.
          14. To write or sell covered call and put options on any securities held in the Trust through any recognized options exchange, and to buy call or put options on any securities through any recognized options exchange.

SECTION 5
DISPOSITION OF INCOME
     During the term of this Trust, all income received by the Trust, net of expenses and taxes, shall be accumulated and reinvested.
SECTION 6
ACCOUNTING BY TRUSTEE
     Trustee shall keep accurate and detailed records of all investments, receipts, disbursements, and all other transactions required to be made, including such specific records as shall be agreed upon in writing between Employer and Trustee. Within sixty (60) days following the close of each calendar year and within sixty (60) days after the removal or resignation of Trustee, Trustee shall deliver to Employer a written account of its administration of the Trust during such year or during the period from the close of the last preceding year to the date of such removal or resignation, setting forth all investments, receipts, disbursements and other transactions effected by it, including a description of all securities and investments purchased and sold with the cost or net proceeds of such purchases or sales (accrued interest paid or receivable being shown separately), and showing all cash, securities and other property held in the Trust at the end of such year or as of the date of such removal or resignation, as the case may be.
SECTION 7
RESPONSIBILITY OF TRUSTEE
     (a) Trustee shall act with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims, provided, however, that Trustee shall incur no liability to any person for any action taken pursuant to a direction, request or approval given by Employer which is contemplated by, and in conformity with, the terms of the Plan or this Trust and is given in writing by Employer. In the event of a dispute between Employer and a party, Trustee may apply to a court of competent jurisdiction to resolve the dispute.
     (b) Trustee may consult with legal counsel (who may also be counsel for Employer generally) with respect to any of its duties or obligations hereunder.
     (c) Trustee may hire agents, accountants, actuaries, investment advisors, financial consultants or other professionals to assist it in performing any of its duties or obligations hereunder.
     (d) Trustee shall have, without exclusion, all powers conferred on Trustees by applicable law, unless expressly provided otherwise herein, provided, however, that if an insurance policy is held as an asset of the Trust, Trustee shall have no power to name a beneficiary of the policy other than the Trust, to assign the policy (as distinct from conversion of the policy to a different form) other than to a successor Trustee, or to loan to any person the proceeds of any borrowing against such policy.
     (e) However, notwithstanding the provisions of Section 7(d) above, Trustee may loan to Employer the proceeds of any borrowing against an insurance policy held as an asset of the Trust.

     (f) Notwithstanding any powers granted to Trustee pursuant to this Trust Agreement or to applicable law, Trustee shall not have any power that could give this Trust the objective of carrying on a business an dividing the gains therefrom, within the meaning of section 301.7701-2 of the Procedure and Administrative Regulations promulgated pursuant to the Internal Revenue Code.
SECTION 8
COMPENSATION AND EXPENSES OF TRUSTEE
     All administrative and Trustees’ fees and expenses shall be paid by Employer. If not so paid, the fees and the expenses shall be paid by the Trust.
SECTION 9
RESIGNATION AND REMOVAL OF TRUSTEE
     (a) Trustee may resign at any time by written notice to Employer, which shall be effective thirty (30) days after receipt of such notice unless Employer and Trustee agree otherwise.
     (b) Trustee may be removed by Employer on thirty (30) days notice or upon shorter notice accepted by Trustee.
     (c) Upon resignation or removal of Trustee and appointment of a successor Trustee, all assets shall subsequently be transferred to the successor Trustee. The transfer shall be completed within sixty (60) days after receipt of notice of resignation, removal or transfer, unless Employer extends the time limit.
     (d) If Trustee resigns or is removed, a successor shall be appointed, in accordance with Section 10 hereof, by the effective date of resignation or removal under paragraphs (a) or (b) of this section. If no such appointment has been made, Trustee may apply to a court of competent jurisdiction for appointment of a successor or for instructions. All expenses of Trustee in connection with the proceeding shall be allowed as administrative expenses of the Trust.
SECTION 10
APPOINTMENT OF SUCCESSOR
     (a) If Trustee resigns or is removed in accordance with Section 9 (a) or (b) hereof, Employer may appoint any third party, such as a bank trust department or other party that may be granted corporate trustee powers under state law, as a successor to replace Trustee upon resignation or removal. The appointment shall be effective when accepted in writing by the new Trustee, who shall have all of the rights and powers of the former Trustee, including ownership rights in the Trust assets. The former Trustee shall execute any instrument necessary or reasonably requested by Employer or the successor Trustee to evidence the transfer.

SECTION 11
AMENDMENT OR TERMINATION
     (a) This Trust Agreement may be amended by a written instrument executed by Trustee and Employer. Notwithstanding the foregoing, no such amendment shall conflict with the terms of the Plan or make the Trust revocable after it has become irrevocable in accordance with Section 1(b) hereof.
     (b) The Trust shall not terminate until the date on which Plan participants and their beneficiaries are no longer entitled to benefits pursuant to the terms of the Plan. Upon termination of the Trust any assets remaining in the Trust shall be returned to Employer.
SECTION 12
MISCELLANEOUS
     (a) Any provision of this Trust Agreement prohibited by law shall be ineffective to the extent of any such prohibition, without invalidating the remaining provisions hereof.
     (b) Benefits payable to Plan participants and their beneficiaries under this Trust Agreement may not be anticipated, assigned (either at law or in equity), alienated, pledged, encumbered or subjected to attachment, garnishment, levy, execution or other legal or equitable process.
     (c) This Trust Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.
     The effective date of this Trust Agreement shall be 12/31/01.

MERIDIAN GOLD COMPANY

By

TRUSTEE:

/s/ Melissa J. Barry

By:	Melissa J. Barry & Edward H. Colt
Title:	Trustees